SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) of the
                         Securities Exchange Act of 1934


Date of report (Date of earliest event reported): September 24, 2002


                           Burlington Industries, Inc.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     1-10984                  56-1584586
(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)            Identification No.)


                           3330 West Friendly Avenue
                             Greensboro, N.C. 27410
              (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code: 336-379-2000

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)





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Item 9.  Regulation FD Disclosure

1. Modifications to Revolving Credit and Guaranty Agreement; Reduction of Commitment

On September 24, 2002, the United States Bankruptcy Court approved the Company's motion to modify its Revolving Credit and Guaranty Agreement dated as of November 15, 2001 among Burlington Industries, Inc., certain subsidiary companies as guarantors and the Bank parties thereto, also referred to as the Debtor-in-Possession (DIP) financing.

The changes to the agreement allow the Company to:

o Increase asset sales by $31.3 million above the original cap of $50.0 million, subject to understandings about the application of sale proceeds.

o Make a cash payment of $33.7 million with respect to the principal amount of loans owing to the pre-petition secured lenders.

While operating as Debtors-in-Possession since November 15, 2001, the Company has generated a significant amount of cash and has fully repaid the outstanding borrowings of $95 million drawn against the DIP credit line in November. The Company believes that it has sufficient liquidity to fund operations and thus is moving to reduce interest expense by making a $33.7 million principal payment to the pre-petition lenders. The Company has also reduced the amount of maximum available borrowings (and the accompanying commitment fee) under the DIP credit line to $100.0 million, all of which as of September 28, 2002 is undrawn.

2. Extension of Exclusivity Period

On September 24, 2002, the United States Bankruptcy Court approved the Company's motion to extend the exclusivity period for the filing of a reorganization plan until January 31, 2003. The company had sought the extension to allow it to finalize its reorganization plans and arrange exit financing.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                            BURLINGTON INDUSTRIES, INC.

                                   /s/ John D. Englar
                            By:-----------------------------------------------
                               Name:   John D. Englar
                               Title:  Senior Vice President



Date:  October 1, 2002